As filed with the Securities and Exchange Commission on August 21, 2023.

Registration No. 333-272403

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT
TO
FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SURF AIR MOBILITY INC.
(Exact name of Registrant as specified in its charter)

Delaware	4522	36-5025592
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12111 S. Crenshaw Blvd.
Hawthorne, CA 90250
(310) 365-3675
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carl Albert
Surf Air Mobility Inc.
12111 S. Crenshaw Blvd.
Hawthorne, CA 90250
(310) 365-3675
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

C. Brophy Christensen, Jr., Esq. Jeeho M. Lee, Esq. Noah Kornblith, Esq. O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, California 94111 Telephone: (415) 984-8700	Gregory P. Rodgers, Esq. Brittany D. Ruiz, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 906-1200

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This filing constitutes a Post-Effective Amendment to the Registration Statement on Forms S-1 and S-4 (File No. 333-272403), which was declared effective on July 25, 2023. This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended (the “Securities Act”), on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Surf Air Mobility Inc., a Delaware corporation (the “Registrant”), on the date it is declared effective by the Securities and Exchange Commission (the “SEC”), will deregister all securities remaining unsold on the Registration Statement on Form S-1 or otherwise unissued under the Registration Statement on Form S-4 (No. 333-272403) (the “Registration Statement”), which was initially publicly filed with the SEC on June 5, 2023 and declared effective by the SEC on July 25, 2023. The Registrant anticipates requesting this Post-Effective Amendment to be declared effective by the SEC on September 1, 2023, which amendment is subject to review by the SEC.

The Registrant is filing this Post-Effective Amendment in order to shorten the effective period of the Registration Statement from October 23, 2023, the end date originally contemplated by the Registrant, to the date this Post-Effective Amendment is declared effective, which the Registrant anticipates to be September 1, 2023 (the “Effective Period”). The Registrant has determined to shorten the Effective Period in order to facilitate management engagement with institutional investors shortly following the end of the Effective Period.

The Registration Statement registered, among other securities, the resale of certain shares held by the Registrant’s affiliates. The shortening of the Effective Period means that the affiliate shares, 6,606,845 of which remain unsold, will not be freely tradeable until the Registrant files a new registration statement for the resale of such shares or they otherwise become eligible to rely on Securities Act Rule 144 or another exemption from registration. The Registrant anticipates these affiliate shares will be effectively locked-up, as they will be subject to stop transfer instruction with the Registrant’s transfer agent and registrar, until at least January 31, 2024, which is the earliest date the Registrant anticipates filing a new registration statement for the resale of affiliate shares. Additionally, the lock-up provisions in the Registrant’s charter documents and as described in the Registration Statement will continue to apply.

In connection with the foregoing, the offering pursuant to the Registration Statement will be terminated upon the effectiveness of this Post-Effective Amendment. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date of the effectiveness of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hawthorne, State of California, on August 21, 2023.

Surf Air Mobility Inc.

By:	/s/ Stan Little
Name:	Stan Little
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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